EXHIBIT (j)

 CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Pre-Effective Amendment No. 2 to Registration Statement No. 333-182175 on Form N-1A of our report dated October 23, 2012, relating to the financial statement of Eaton Vance Institutional Emerging Markets Local Debt Fund (formerly Eaton Vance Institutional Emerging Markets Local Debt Strategy) (constituting Eaton Vance Series Fund, Inc.) appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the reference to us under the heading “Independent Registered Public Accounting Firm” also in the Statement of Additional Information.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

January 22, 2013